SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                   AMENDMENT NO. 1 TO FORM N-8A


            AMENDMENT TO NOTIFICATION OF REGISTRATION
              FILED PURSUANT TO SECTION 8(a) OF THE
                  INVESTMENT COMPANY ACT OF 1940

                       (File No. 811-7075)

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

________________________________________________________________

Name:     T. Rowe Price Media & Telecommunications Fund, Inc.
________________________________________________________________


Address of Principal Business Office (No. & Street, City, State, Zip Code):

         100 East Pratt Street, Baltimore, Maryland 21202
________________________________________________________________

Telephone Number (including area code):(410) 345-2000
________________________________________________________________


Name and address of agent for service of process:

                     Henry Holt Hopkins, Esq.
________________________________________________________________

         100 East Pratt Street, Baltimore, Maryland 21202
________________________________________________________________


Check Appropriate Box:

     Registrant is filing an amended Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this amendment to Form N-8A:

          YES  / X /          NO  /____/
________________________________________________________________

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                            SIGNATURES


1. Form of signature if registrant is an investment company having a board of directors:

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this amended notification of registration to be duly signed on its behalf in the city of Baltimore and State of Maryland on the 28th day of May, 1997.



[SEAL]    T. ROWE PRICE MEDIA & TELECOMMUNICATIONS FUND, INC.
          ______________________________________________________
          (Name of Registrant)


                              /s/ James S. Riepe
                         By:  ___________________________________
                              James S. Riepe, Vice President and
                              Director



          /s/Lenora V. Hornung
Attest:   ______________________________
          Lenora V. Hornung

          Secretary
          ______________________________
          (Title)